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                                                                  EXHIBIT 23.1


            CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation be reference in this Registration Statement (Form S-8) pertaining to the Amended and Restated 1989 Incentive Stock Compensation Plan of MagneTek, Inc. of our report dated August 18, 1994, except for the second paragraph of Note 4, as to which the date is September 29, 1994, with respect to the consolidated financial statements of MagneTek, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended June 30, 1994 and the related financial statement schedules included therein, filed with the Securities and Exchange Commission.


                                        ERNST & YOUNG LLP


Woodland Hills, California
April 25, 1995